EXHIBIT 99.2

ANSYS, INC. FIRST QUARTER 2015
EARNINGS ANNOUNCEMENT
PREPARED REMARKS
May 6, 2015

ANSYS is providing a copy of its prepared remarks in connection with its earnings announcement.  These remarks are offered to provide stockholders and analysts with additional time and detail for analyzing our Q1 2015 results in advance of our quarterly conference call.  As previously announced, the conference call will begin today, May 6, 2015, at 10:30 a.m. Eastern Time and will include only brief overview comments followed by questions and answers. These prepared remarks will not be read on the call.

To access the live broadcast, please visit the Investor Relations section of ANSYS’ website at http://investors.ansys.com and click on events & presentations, then webcasts.  The call can also be heard by dialing (866) 652-5200 (US) or (412) 317-6060 (CAN & INT’L) at least five minutes prior to the call and referencing conference code 10063486.  A replay will be available within two hours of the call’s completion at http://investors.ansys.com or at (877) 344-7529 (US), (855) 669-9658 (CAN) or (412) 317-0088 (INT’L) and referencing the access code 10063486.

NON-GAAP SUPPLEMENTAL INFORMATION

In addition to our GAAP information, ANSYS has historically provided non-GAAP supplemental information. Our reasons for providing this information are described later in this document, as well as in our Q1 2015 earnings press release, which can be found on our website in the press release section. Reconciliations of GAAP to non-GAAP information are also provided. In line with our historical practice, the financial information below is presented on a supplemental, non-GAAP basis unless otherwise indicated.

FIRST QUARTER 2015 OVERVIEW

The first quarter financial results performed in line with our Q1 guidance ranges. Q1 was a solid quarter on many fronts, highlighted by strong cash flows, a record deferred revenue and backlog balance of $477.5 million and an industry-leading non-GAAP operating margin of 47%.  We reported consolidated non-GAAP revenue of $218.4 million, an increase of 8% in constant currency (1% in reported currency) and within the range of our expectations. We also achieved non-GAAP EPS of $0.77 in the first quarter, in line with our expectations. Our first quarter results were driven by 11% growth in North America, 9% in Asia-Pacific and 5% in Europe, all in constant currency.

The following are notable comments related to Q1 2015:

•
Our perpetual and lease license revenues each grew 5% in constant currency, while our maintenance revenue grew 13% in constant currency. Both lease licenses and maintenance contributed to our recurring revenue base continuing to remain strong at 76% of revenue for the quarter.  There was continued progress in enterprise portfolio sales efforts, cross-selling and customer engagement activities that contributed to building a record deferred revenue and backlog balance of $477.5 million at March 31, 2015, as well as the overall sales pipeline for Q2 2015 and beyond.

•
During the first quarter, we repurchased approximately 1.5 million shares at an average price of $83.38 per share. We have 4.4 million shares remaining in the authorized share repurchase pool as of March 31, 2015.

•
During Q1 2015, we had 22 customers with orders in excess of $1 million.  In Q1 of 2014, we had 32 customers with orders in excess of $1 million.  The comparative change in the number of large deals in Q1 2015 is attributable to a combination of factors, including multi-year deals that closed in Q1 of 2014 that are not scheduled to renew until future years, deals that were closed earlier in Q4 2014, deals that pushed out to Q2 2015 and currency headwinds in Europe that depressed some transaction sizes to below $1 million in U.S. Dollars in Q1 2015.

•
We have made, and will continue to make, changes in and investments across many aspects of our business. These investments will continue to be balanced against the ongoing macroeconomic realities facing both ANSYS and our customers. The non-GAAP operating margin for the first quarter was 47.3%.

•
Total headcount on March 31, 2015 was approximately 2,750.  This represents a net increase of approximately 35 FTE’s, which mostly occurred in the sales organization.  This also represents a net increase of approximately 115 FTE’s as compared to March 31, 2014.

•	Our direct and indirect businesses contributed 76% and 24%, respectively, of revenue for Q1.

•
While our customers have been busy innovating amazing products and revolutionizing their industries, we at ANSYS have been similarly innovating and enhancing our product portfolio. On January 27, 2015, we introduced ANSYS® 16.0 — the world’s most advanced simulation software. With major enhancements to our entire portfolio, including structures, fluids, electronics and systems engineering solutions, industry leaders will use ANSYS 16.0 to validate complete virtual prototypes.

Global enterprises have already embraced ANSYS as the engineering simulation standard for proven physics, high-performance computing solutions and a unified modeling environment. The ANSYS platform provides scalability, ease of use and flexibility through customization and cloud-enabled applications.  More information about ANSYS 16.0 can be found on our website at www.ansys.com.

•
In April, The Engineering Simulation Show recognized ANSYS as Company of the Year at its 2015 Engineering Simulation Awards, held in Derby, U.K.  Criteria for winning the award include having a strong market presence, an outstanding reputation for quality and an innovative approach to business.

•
The 2015 ANSYS Investor Day will be held on June 2, 2015 at the Westin Southfield Detroit in conjunction with the Automotive Simulation World Congress.  For more information and to register to attend, please go to http://investors.ansys.com/#ansys014 and click on the Investor Day icon on the left hand side of the page.

The ANSYS IR App – now available for download on iTunes and Google Play. Want to keep track of your investment in ANSYS? Receive real-time updates when new press releases, SEC filings, events and other content are posted? Then download the ANSYS IR App for free today and you will be able to access all of this content and more online or offline – great for when you are traveling or out of the office.

DEFERRED REVENUE AND BACKLOG (GAAP)

($ in thousands)	March 31, 2015	December 31, 2014	March 31, 2014	December 31, 2013
Current Deferred Revenue	$343,814	$332,664	$332,143	$309,775
Current Backlog	50,694	41,390	36,753	33,446
Total Current Deferred Revenue and Backlog	$394,508	$374,054	$368,896	$343,221

Long-Term Deferred Revenue	$12,021	$12,641	$7,460	$7,955
Long-Term Backlog	71,009	81,595	60,580	58,340
Total Long-Term Deferred Revenue and Backlog	$83,030	$94,236	$68,040	$66,295

Total Deferred Revenue and Backlog	$477,538	$468,290	$436,936	$409,516

As a result of the fair value provisions applicable to the accounting for business combinations, the Company typically records acquired deferred revenue at an amount that is lower than the historical carrying value.  The impact of this adjustment on GAAP revenue was $0.6 million for Q1 2015. The expected impact of this adjustment on GAAP revenue is approximately $0.4 million for Q2 2015 and $1.4 million for FY 2015.

NON-GAAP REVENUE

ANSYS, Inc.
Q1 2015 vs. Q1 2014 REVENUE COMPARISON
(Unaudited)
($ in thousands)	Non-GAAP Revenue			Q1 15 vs. Q1 14 % Growth
	Q1 2015	Q1 2014	Q1 15 vs. Q1 14 % Growth	In Constant Currency

Total Lease	$78,416	$79,584	-1.5%	5.1%

Total Perpetual	46,883	47,915	-2.2%	5.4%

Total Maintenance	87,914	83,187	5.7%	13.1%

Total Service	5,161	5,809	-11.2%	-1.9%

Total Q1:	$218,374	$216,495	0.9%	8.0%

In constant currency, total consolidated non-GAAP revenue increased 8% in Q1 2015 as compared to Q1 2014. Overall, our revenues continued to be fairly consistently spread, with 36% lease, 21% perpetual, 40% maintenance and 2% service for Q1 2015 (sums to 99% due to rounding).  We reported increases in both our perpetual and our lease revenue in Q1, each up 5% in constant currency. Our maintenance business continued to grow double digits in constant currency in Q1 2015, and our overall maintenance renewal rates continued to be strong.

NON-GAAP GEOGRAPHIC HIGHLIGHTS

ANSYS, Inc.
Q1 2015 vs. Q1 2014 GEOGRAPHIC COMPARISON
(Unaudited)
($ in thousands)	Non-GAAP Revenue			Q1 15 vs. Q1 14 % Growth
	Q1 2015	Q1 2014	Q1 15 vs. Q1 14 % Growth	In Constant Currency
North America	$84,935	$76,849	10.5%	10.8%

Germany	23,261	25,193	-7.7%	6.1%
United Kingdom	9,355	9,694	-3.5%	5.0%
Other Europe	35,920	41,113	-12.6%	3.9%
Total Europe	$68,536	$76,000	-9.8%	4.7%

Japan	26,773	29,124	-8.1%	5.4%
Other Gen. Int'l Area	38,130	34,522	10.5%	11.2%
Total Gen. Int'l Area	$64,903	$63,646	2.0%	8.6%

Total Q1:	$218,374	$216,495	0.9%	8.0%

In North America, our performance was primarily driven by the aerospace and defense, automotive, energy and high-tech industries. This enabled the North America region to deliver 11% constant currency growth for Q1.  The performance within aerospace and defense was driven by strong performance at major accounts, especially within the engine manufacturers, loosening of defense budgets and growing demand from the military and commercial space sectors.  The automotive manufacturers continued their strong investments in developing advanced technologies for fuel efficiency and emissions reductions, which led to fluids growth, while disruptive technologies, including new electric vehicle companies on the west coast, are fueling competition and overall R&D investment.  While the oil and gas industry cancelled or postponed high capital expenditure projects, companies who have a longer term view increased their R&D investments.  High-tech companies continue to invest heavily in structural and thermal physics, as well as a variety of Internet of Things (IoT) initiatives.

Sales hiring, pipeline building and customer engagement activities in North America remain strong, as demand for innovation continues to drive simulation investments across a broad array of industries.  Additionally, we continued to see increased interest from our leading customers to expand their enterprise deployments of ANSYS’ platform and technologies. This is being driven by their own internal initiatives to accelerate the pace of innovation and to increase information technology efficiency within their global organizations and supply chains.

Europe on whole delivered 5% growth in constant currency, reflective of continued economic and geo-political challenges across the region. Similar to Q1 of 2014, Germany was comparatively the strongest market. This was offset by slower growth in France and continued weakness in our Russian business.  From an industry perspective, we saw strength mostly from automotive companies and academic institutions.  European automotive companies, who are competing in the high-growth U.S. market, are making major investments in developing advanced technologies and are increasingly in need of engineers and engineering tools that can work across multiple disciplines to integrate complex systems.  Outside of automotive, the general Europe slowdown continues to drag down R&D investments in the majority of other major industries.  On a more positive note, we had several large, campus-wide multi-physics deals in the first quarter, as European universities took advantage of their healthier budgets.

The sales hiring initiatives in Europe ramped at a slower pace than our other major geographies; however, the emphasis on continued pipeline building and solid customer renewal rates in Europe remained intact. Europe will be an important area of focus for the Company throughout the remainder of 2015 as we implement a series of sales improvement and customer engagement initiatives to drive the near- and longer-term growth opportunity that we believe exists.

General International Area (GIA) overall delivered 9% constant currency growth and continued to perform largely in line with our expectations. We experienced double-digit growth in India, driven by a combination of improved sales and channel execution, and an improved business climate.  China continued to be an area of slower growth, particularly in the state-owned enterprises. Investments by chemicals and metals, aerospace and defense, high-tech and consumer electronics companies drove the performance. Momentum in the development of domestic aerospace and defense programs in India and China fueled sales performance, as did consumer electronics companies investing heavily in R&D with a clear focus on wireless, mobile and IoT hot trends. Materials and chemicals customers continue to focus on energy efficiency, engineered products, and sustainability, which led to increased demand in Japan. We remain confident that all of the changes in sales leadership and investments in internal sales improvement initiatives that were made in 2014 will continue to deliver solid results in this geography. The focus on finding new and complementary ways to better address the market opportunity and to increase sales capacity and productivity is an ongoing critical initiative in 2015.

TECHNOLOGY UPDATES

April 2015 - TSMC Certifies ANSYS Power Integrity and Electromigration Solutions for 10nm FinFET Early Design Start

ANSYS® RedHawk™ and ANSYS Totem™ products are certified by TSMC for the most current version of 10-nanometer (nm) FinFET Design Rule Manual (DRM) and SPICE models, addressing the power and performance requirements for mobile, computing and networking applications. TSMC has certified these solutions for static and dynamic voltage drop analysis and advanced signal and power electromigration (EM) verification to meet the 10-nanometer requirements. Complex device structure and high-drive currents in FinFET devices make power integrity and EM key design requirements. With innovative algorithms and analysis engines, ANSYS solutions deliver needed accuracy while reducing turnaround time to meet the increased computational requirements caused by modern products' growing design complexity. Advanced technology support in RedHawk and Totem, including EM rule compliance and color-aware resistance extraction, help deliver greater reliability and manufacturability.

INCOME STATEMENT HIGHLIGHTS

Q1 2015 MARGINS AND OUTLOOK:  The respective non-GAAP gross and operating margins were 88.1% and 47.3%, respectively, for the first quarter 2015.

Looking ahead into Q2 2015, on a consolidated basis, we are targeting a non-GAAP gross profit margin of approximately 87% - 88% and a non-GAAP operating margin of approximately 45% - 46%.  Our current outlook for FY 2015 assumes a non-GAAP gross profit margin of 87% - 88% and a non-GAAP operating margin of 48%.  The Company’s Q2 and FY 2015 outlook includes expected charges of $1.2 - $2.2 million related to organizational changes that will primarily occur in Europe.

Q1 2015 TAX RATE AND OUTLOOK:  Our Q1 non-GAAP effective tax rate was 32.2% and our GAAP rate was 31.0%. Our Q1 2014 non-GAAP effective tax rate was 29.9% and the 2014 GAAP rate was 28.8%.

Looking ahead into Q2 and FY 2015, we are currently forecasting an effective tax rate of approximately 31% - 32%.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

•	Cash and short-term investments totaled $761 million as of March 31, 2015, of which 68% is held domestically.
•	Cash flows from operations were $114.1 million for the first quarter of 2015, as compared to $131.6 million in Q1 2014. Q1 2014 cash flows included a $26.8 million tax refund.
•	Consolidated net DSO of 35 days.
•	Capital expenditures totaled $3.6 million for the first quarter 2015.
•	We are currently planning on total 2015 capital expenditures in the range of $25 - $30 million.

SHARE COUNT AND SHARE REPURCHASE

We had 92.1 million fully diluted weighted average shares outstanding in Q1.  In line with our commitment to return capital to stockholders, we repurchased approximately 1.5 million shares during Q1 at an average price of $83.38 per share. As of March 31, 2015, the Company had 4.4 million shares remaining in its authorized share repurchase program.  We are currently expecting approximately 92.0 million fully diluted shares outstanding for Q2 2015 and for FY 2015.

STOCK-BASED COMPENSATION EXPENSE

($ in thousands)	Three Months Ended
	03/31/2015	03/31/2014
Cost of Sales:
Software Licenses	$193	$301
Maintenance & Service	416	491

Operating Expenses:
SG&A	4,067	3,477
R&D	3,155	3,196

Total Expense Before Taxes	$7,831	$7,465
Related Income Tax Benefits	(2,818)	(2,056)
Expense, net of taxes	$5,013	$5,409

CURRENCY

CURRENCY IMPACT COMPARED TO Q1 2014:  The 2015 first quarter revenue and operating income were unfavorably impacted by currency fluctuations of $15.5 million and $8.8 million, respectively.

CURRENCY OUTLOOK:  The Company’s results have been, and will continue to be, impacted by currency fluctuations, particularly by rate movements in the Euro, British Pound and Japanese Yen.  Our currency rate assumptions for Q2 2015 are 1.09 - 1.12 for the Euro, 1.49 - 1.52 for the British Pound and 118 – 121 for the Japanese Yen.  For FY 2015, our currency rate assumptions include 1.10 – 1.13 for the Euro, 1.50 – 1.53 for the British Pound and 118 – 121 for the Japanese Yen.  These rates compare to those provided with our previous FY 2015 guidance of 1.12 - 1.15 for the Euro, 1.52 - 1.55 for the British Pound and 118 - 121 for the Japanese Yen.

OUTLOOK

Q2 and FY 2015 OUTLOOK:
Based on our current sales visibility, the assumption of a continuation of a similar business climate to that we experienced in the first quarter and updates to our previous currency rate assumptions, we are providing our initial outlook for Q2 2015.  We are currently forecasting non-GAAP revenue in the range of $230 - $238 million and GAAP revenue in the range of $229.6 - $237.6 million; non-GAAP diluted EPS in the range of $0.78 - $0.82 and GAAP diluted EPS in the range of $0.59 - $0.66.

We are updating our previous outlook for the full year of 2015 to reflect the strengthening of the U.S. Dollar, particularly against the Euro.  Our updated outlook includes non-GAAP revenue in the range of $943.0 - $968.0 million, and GAAP revenue in the range of $941.6 - $966.6 million.  Our non-GAAP diluted EPS outlook for FY 2015 is in the range of $3.40 - $3.49, and we expect GAAP diluted EPS in the range of $2.74 - $2.85.

The Company’s Q2 and FY 2015 outlook includes expected charges of $1.2 - $2.2 million, or $0.01 - $0.02 per share, related to organizational changes that will primarily occur in Europe.

This outlook also factors in updated currency rate assumptions, actual and planned increases in sales capacity and other headcount additions, and our current visibility around major account activity, sales pipelines and forecasts.  However, as we have said in the past, and will continue to reiterate, there are many things that we have no control over, including the macro-economic environment, customer procurement patterns, government and tax policies, and currency rate volatility.  We do, however, have the benefit of a solid, repeatable business base; a diversified, geographic and industry footprint; and a world-class customer base that have helped us to succeed and to deliver on our commitments.

CLOSING COMMENTS

As we progress through 2015, the emphasis will be a focus on execution and technological differentiation.  Customer acceptance of our vision and unique value proposition, coupled with the investments we are making in the business and in the expansion of our systems approach to simulation, make us very optimistic about our long-term opportunity. We continue to be propelled by a strong combination of a solid business model, loyal customers, dedicated channel partners, great technology and talented, committed employees. We are also broadening our portfolio, allowing us to grow and expand our long-term engineering simulation opportunity across the globe.

FORWARD-LOOKING STATEMENTS AND RISK FACTORS
Information provided by the Company or its spokespersons, including the above statements and any others in this document that refer to plans and expectations for the first quarter of 2015, FY 2015 and the future are forward-looking statements. The Company cautions investors that its performance (and, therefore, any forward-looking statement) is subject to risks and uncertainties.  A detailed discussion of these risks and other factors that could affect ANSYS’ results is included in ANSYS’ SEC filings, including the report on Form 10-K for the year ended December 31, 2014, filed on February 26, 2015.

ANSYS
2015 INVESTOR DAY
June 2, 2015 • Detroit, Michigan USA

ANSYS 2015 Investor Day

Accelerating the Pace of Innovation

ANSYS 2015 Investor Day gives you a unique opportunity to hear directly from ANSYS' senior management about the Company's strategy, long-term opportunities and the pace of change in engineering. As an added bonus, this year's Investor Day coincides with the annual Automotive Simulation World Congress. At the Congress, you'll hear from world leaders like Ferrari, TRW Corporation and Cummins, who will share their experiences of driving innovation and value by using ANSYS engineering simulation solutions.

In the afternoon, we'll break into a special investor-only session, where you will hear from ANSYS leaders about growth initiatives, our new cloud offering, systems and much more. You will also learn how our investments have enabled continual advances in our software capabilities that will sustain the technological lead we have built up over the past 45 years.

We invite you to join us for the ANSYS 2015 Investor Day and discover for yourself how ANSYS and our customers are accelerating the pace of innovation.

The Westin Southfield Detroit
Tuesday, June 2, 2015

248.827.4000

Please call the Westin Southfield Detroit and ask for the ANSYS rate of **$159.00**/night.

A full agenda and registration are available at http://investors.ansys.com/#ansys014
Contact jodi.allison@ansys.com with questions.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
 (Unaudited)
(in thousands, except percentages and per share data)

	Three Months Ended
	March 31, 2015				March 31, 2014
	As Reported	Adjustments		Non-GAAP Results	As Reported	Adjustments		Non-GAAP Results

Total revenue	$217,781	$593	(1)	$218,374	$215,271	$1,224	(4)	$216,495
Operating income	80,058	23,133	(2)	103,191	79,062	23,101	(5)	102,163
Operating profit margin	36.8%			47.3%	36.7%			47.2%
Net income	$56,132	$14,682	(3)	$70,814	$56,542	$15,378	(6)	$71,920
Earnings per share – diluted:
Diluted earnings per share	$0.61			$0.77	$0.60			$0.76
Weighted average shares - diluted	92,140			92,140	94,949			94,949

(1)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with accounting for deferred revenue in business combinations.

(2)
Amount represents $14.4 million of amortization expense associated with intangible assets acquired in business combinations, $7.8 million of stock-based compensation expense, the $0.6 million adjustment to revenue as reflected in (1) above and $0.3 million of transaction expenses related to business combinations.

(3)	Amount represents the impact of the adjustments to operating income referred to in (2) above, adjusted for the related income tax impact of $8.5 million.

(4)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with accounting for deferred revenue in business combinations.

(5)
Amount represents $14.1 million of amortization expense associated with intangible assets acquired in business combinations, $7.5 million of stock-based compensation expense, the $1.2 million adjustment to revenue as reflected in (4) above and $0.3 million of transaction expenses related to business combinations.

(6)	Amount represents the impact of the adjustments to operating income referred to in (5) above, adjusted for the related income tax impact of $7.7 million.

USE OF NON-GAAP MEASURES

The Company provides non-GAAP revenue, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share as supplemental measures to GAAP regarding the Company's operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. A detailed explanation of each of the adjustments to such financial measures is described below. This press release also contains a reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure.

Management uses non-GAAP financial measures (a) to evaluate the Company's historical and prospective financial performance as well as its performance relative to its competitors, (b) to set internal sales targets and spending budgets, (c) to allocate resources, (d) to measure operational profitability and the accuracy of forecasting, (e) to assess financial discipline over operational expenditures and (f) as an important factor in determining variable compensation for management and its employees. In addition, many financial analysts that follow our Company focus on and publish both historical results and future projections based on non-GAAP financial measures. We believe that it is in the best interest of our investors to provide this information to analysts so that they accurately report the non-GAAP financial information. Moreover, investors have historically requested, and the Company has historically reported, these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of the Company's competitors and may not be directly comparable to similarly titled measures of the Company's competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

The adjustments to these non-GAAP financial measures, and the basis for such adjustments, are outlined below:

Acquisition accounting for deferred revenue and its related tax impact. Historically, the Company has consummated acquisitions in order to support the Company’s strategic and other business objectives.  In accordance with the fair value provisions applicable to the accounting for business combinations, acquired deferred revenue is often recorded on the opening balance sheet at an amount that is lower than the historical carrying value.  Although this acquisition accounting requirement has no impact on the Company's business or cash flow, it adversely impacts the Company's reported GAAP revenue in the reporting periods following an acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, the Company provides non-GAAP financial measures which exclude the impact of the acquisition accounting adjustment. The Company believes that this non-GAAP financial adjustment is useful to investors because it allows investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) compare past and future reports of financial results of the Company as the revenue reduction related to acquired deferred revenue will not recur when related annual lease licenses and software maintenance contracts are renewed in future periods.

Amortization of intangibles from acquisitions and its related tax impact. The Company incurs amortization of intangibles, included in its GAAP presentation of amortization expense, related to various acquisitions it has made in recent years. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Accordingly, management does not consider these expenses for purposes of evaluating the performance of the Company during the applicable time period after the acquisition, and it excludes such expenses when making decisions to allocate resources. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) compare past reports of financial results of the Company as the Company has historically reported these non-GAAP financial measures.

Stock-based compensation expense and its related tax impact. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of software licenses, cost of maintenance and service, research and development expense and selling, general and administrative expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, management excludes these expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company. Specifically, the Company excludes stock-based compensation during its annual budgeting process and its quarterly and annual assessments of the Company's and management's performance. The annual budgeting process is the primary mechanism whereby the Company allocates resources to various initiatives and operational requirements. Additionally, the annual review by the board of directors during which it compares the Company's historical business model and profitability to the planned business model and profitability for the forthcoming year excludes the impact of stock-based compensation. In evaluating the performance of senior management and department managers, charges related to stock-based compensation are excluded from expenditure and profitability results.  In fact, the Company records stock-based compensation expense into a stand-alone cost center for which no single operational manager is responsible or accountable.  In this way, management is able to review, on a period-to-period basis, each manager's performance and assess financial discipline over operational expenditures without the effect of stock-based compensation. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in the Company’s financial reporting, as well as comparability with competitors' operating results.

Transaction costs related to business combinations.  The Company incurs expenses for professional services rendered in connection with business combinations, which are included in its GAAP presentation of selling, general and administrative expense.  These expenses are generally not tax-deductible.  Management excludes these acquisition-related transaction costs for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company, as it generally would not have otherwise incurred these expenses in the periods presented as a part of its continuing operations.  The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in the Company’s financial reporting, as well as comparability with competitors' operating results.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures as listed below:

GAAP Reporting Measure	Non-GAAP Reporting Measure
Revenue	Non-GAAP Revenue
Operating Income	Non-GAAP Operating Income
Operating Profit Margin	Non-GAAP Operating Profit Margin
Net Income	Non-GAAP Net Income
Diluted Earnings Per Share	Non-GAAP Diluted Earnings Per Share

IR Contact:

Annette N. Arribas, CTP
(724) 820-3700
annette.arribas@ansys.com